EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Delta Air Lines, Inc. 2007 Performance Compensation Plan for the registration of 15,000,000 shares of its common stock of our reports dated February 13, 2008, with respect to the consolidated financial statements of Delta Air Lines, Inc. as of December 31, 2007 (Successor) and 2006 (Predecessor), and for the eight-month period ended December 31, 2007 (Successor), four-month period ended April 30, 2007 (Predecessor) and year ended December 31, 2006 (Predecessor), and the effectiveness of internal control over financial reporting of Delta Air Lines, Inc. as of December 31, 2007 (Successor) included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
February 13, 2008